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                                                                    EXHIBIT 99.1
                                  [LETTERHEAD]

                    Ride Raises $3 Million to Finance Growth

        PRESTON, Wash., Dec. 23 /PRNewswire/ -- Ride, Inc. (Nasdaq: RIDE), a leading manufacturer and worldwide marketer of snowboards and related products, today announced it has obtained $3 million through the private placement of preferred stock to finance planned growth.

        The Company issued 3,000 shares of Series B 5% cumulative convertible preferred stock to a single institutional investor on December 19, 1997. Dividends are payable quarterly in stock or cash. Portions of the stock may be converted into the Company's common stock, at the option of the investor, beginning in March 1998. All the preferred stock automatically converts to common stock in December 2000. The preferred stock converts to common stock at the lesser of $2.68 per share or 90% of the market price of the Company's common stock at the time of conversion. In connection with this transaction, the Company also issued warrants to purchase 283,720 shares of the Company's common stock for an exercise price of approximately $2.68 per share. The Company has agreed to file a registration statement with the Securities and Exchange Commission to register the resale of the shares of common stock issued upon conversion of the preferred stock and upon exercise of the warrants.

        "Over the past year, we introduced two award winning technologies, the Misty Cap(TM) and ThinCap(TM) snowboard constructions, increased in-store penetration for our brands and rebuilt consumer confidence," said Bob Hall, Ride's CEO. "Our dealer and consumer reaction to this season's Timeless, Mountain and Brushie boards was so strong, we went back into production on these models. This capital will help to finance anticipated growth in our core snowboard products."*

        Established in 1992, Ride is headquartered at the foothills of the Cascade Mountains, in Preston, Washington. As a leading manufacturer of snowboard equipment and apparel under the brand names: Ride, Liquid, 5150, Preston, Device, Cappel, Smiley Hats and SMP Clothing. Ride, Inc. has set the standard for the highest quality performance and function in snowboard design.

        * Denotes a forward looking statement. To the extent this press release discusses financial projections information of expectations about the Company's products or markets, otherwise makes statements about the future, such statements are forward looking and are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made. Factors which could cause future performance to vary from current expectations include, but are not limited to, order cancellation, changes in the competitive environment, industry and product concentrations, dependence on third-party supply and selling efforts and other risks outlined in the Company's Forms 10-K and 10-Q as filed with the Securities and Exchange Commission.

SOURCE  Ride, Inc.

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        /CONTACT: investors, Brian Young, Investor Relations. 425-222-8247, or media, Chris Goddard, 617-973-5035, both of Ride, Inc./

        /Company News On-Call: http://www.prnewswire.com or fax, 800-758-5804, ext. 107866/

        /Web site: http://www.rideinc.com/ (RIDE)